Exhibit (c)(8)

Project Motion Update Materials Strictly Private and Confidential February 15, 2013

This presentation was prepared exclusively for the benefit of and internal use by the recipient for the purpose of considering the transaction or transactions contemplated herein. This presentation is confidential and proprietary to RBC Capital Markets, LLC (“RBC”) and may not be disclosed, reproduced, distributed or used for any other purpose by the recipient without RBC’s express written consent. By acceptance of these materials, and notwithstanding any other express or implied agreement, arrangement, or understanding to the contrary, RBC, its affiliates and the recipient agree that the recipient (and its employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the tax treatment, structure or strategy of the transaction and any fact that may be relevant to understanding such treatment, structure or strategy, and all materials of any kind (including opinions or other tax analyses) that are provided to the recipient relating to such tax treatment, structure, or strategy. The information and any analyses contained in this presentation are taken from, or based upon, information obtained from the recipient or from publicly available sources, the completeness and accuracy of which has not been independently verified, and cannot be assured by RBC. The information and any analyses in these materials reflect prevailing conditions and RBC’s views as of this date, all of which are subject to change. To the extent projections and financial analyses are set forth herein, they may be based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. The printed presentation is incomplete without reference to the oral presentation or other written materials that supplement it. Employees of RBC are expressly prohibited from directly or indirectly: (a) offering any company favorable research coverage as an inducement for the receipt of investment banking business; or (b) threatening to retaliate with adverse coverage or comments if such business is not awarded. All recommendations, ratings, price targets and opinions regarding a company are determined independently by RBC’s Research Department. IRS Circular 230 Disclosure: RBC and its affiliates do not provide tax advice and nothing contained herein should be construed as tax advice. Any discussion of U.S. tax matters contained herein (including any attachments) (i) was not intended or written to be used, and cannot be used, by you for the purpose of avoiding tax penalties; and (ii) was written in connection with the promotion or marketing of the matters addressed herein. Accordingly, you should seek advice based upon your particular circumstances from an independent tax advisor. Disclaimer

2 Motion Process Overview . RBC was originally engaged by Motion’s Board on February 29th, 2012 to explore a potential transaction . At the direction of the Board and commencing on April 10th, RBC contacted 21 parties . 17 parties showed potential interest, 10 parties executed an NDA and 9 parties held management meetings and follow-ups . In May / June, RBC sent bid instruction letters to 4 parties; however, no parties bid at that time (Avago, Dialog, Fairchild, ON) . RBC remained in dialogue with 3 additional parties: Francisco Partners, Golden Gate Capital, and Monolithic Power Systems (MPS) who were subsequently instructed that the Board had determined that the process was to be put on-hold . Francisco Partners verbally indicated a possible bid of up to $4.00 / share . On November 10th, 2012 the company received an unsolicited indication of interest of $4.00 / share from IDG-Accel . At the direction of the Special Committee and commencing on November 21st, 2012, RBC contacted 14 parties including 10 parties contacted as part of the initial process, in addition to IDG-Accel . 10 of these 14 additional parties showed potential interest . 6 additional parties executed an NDA (IDG-Accel, InvenSense, Microchip, MPS, Norwest Equity Partners, and TT Electronics; Dover had previously executed an NDA) . 7 parties held management meetings, including IDG-Accel . In December, RBC notified IDG-Accel that Special Committee determined its bid was not pre-emptive enough to terminate the process and enter into exclusivity, shared with IDG-Accel its views on valuation and asked IDG-Accel to further evaluate in order to improve its bid . Through January 25th, 2013 and after initial meetings, 3 parties continued to evaluate further and were invited to hold additional meetings at Motion’s offices in China (IDG-Accel, Microchip and TT Electronics) . 2 of these 3 parties held meetings in China (IDG-Accel and TT Electronics) . Microchip passed, citing they would not be able to exceed the existing $4.00 / share proposal from IDG-Accel . After additional meetings with Motion Management and discussions with RBC, IDG-Accel submitted an improved proposal of $4.15 / share on February 12th, 2013 . On February 13th, 2013, RBC contacted TT Electronics to inquire as to its level of interest in continuing to pursue a transaction and provide guidance on timing . TT Electronics has not provided a response to RBC’s most recent inquiry

3 Overall Process Summary – Pre IDG-Accel Proposal (November 2012) Contacted Contacted Evaluated Evaluated Held Management Meetings Held Management Meetings Currently Evaluating / Remain Interested Currently Evaluating / Remain Interested Process Results 1 3 9 15 21 Indication Provided Indication Provided PASSED: PASSED: PASSED: Timing . RBC contacted 21 potential buyers . 17 potential buyers expressed initial interest and 15 evaluated the opportunity further . 9 potential buyers held management meetings . 3 potential buyers were evaluating and remained interested up to IDG-Accel’s November 2012 proposal – 1 provided a soft verbal indication of a possible bid of up to $4.00 / share - Francisco Partners April 2012 April – May 2012 May – July 2012 July – August 2012 August – November 2012

4 Overall Process Summary – Post IDG-Accel Proposal (November 2012) Contacted Contacted Evaluated Evaluated Held Management Meetings Held Management Meetings Currently Evaluating / Remain Interested Currently Evaluating / Remain Interested Process Results 1 2 7 11 15 Indication Provided Indication Provided PASSED: PASSED: . RBC has contacted 15 potential buyers . 11 potential buyers expressed potential interest and evaluated the opportunity further, including IDG-Accel . 7 potential buyers held management meetings . 1 party has provided written indication of interest – IDG-Accel PASSED:

5 Proposed Offer Summary . None Proposed Exclusivity Period . February 15th: Begin discussion with select management to discuss participation . February 21st: Provide forms of equity commitment letter and management rollover agreement . March 4th: IDG-Accel to complete internal approval process and sign Merger Agreement / ancillary documents soon thereafter . Equity commitment: Cash contribution from IDG-Accel . Rollover commitment: IDG-Accel and select management to roll their shares . $63.3M . $106.8M . Merger (100% cash) . Purchase of all shares not owned by IDG-Accel and certain rollover stockholders . IDG-Accel to roll its shares and invite select management (Yang Zhao, Patricia Niu and Paul Zavracky) to roll their shares and discuss employment terms . Certain stockholders would enter into voting agreements . $4.15 per share . February 12, 2013 IDG- Accel Written Indication of Interest Date Received Structure Implied Enterprise Value Timing Financing Implied Equity Value Price Terms have not been negotiated Note: Values are based on Balance Sheet info as of 9/30/12. For purposes of summary information, this page focuses only on key metrics in the bid received and does not represent a description of all provisions.

Financial Metrics of Proposed Offer Terms

($ in millions, except per share data)

Proposed Offer Metrics	
Offer Price per Share	**$4.15**
1 Month Average	*$1.82*
6 Month Average	*$1.81*
TSM Shares Outstanding [1]	25.740
Equity Value	**$106.8**
Less: Cash [2]	(61.7)
Plus: Debt [3]	18.1
Enterprise Value [4]	**$63.3**

	Actual	Mgmt Projections [6]	
	LTM	2013E	2014E
Revenue	$71.1	$72.1	$89.4
EBITDA [5]	$7.9	$6.2	$10.1
EV / Revenue	0.9x	0.9x	0.7x
EV / EBITDA [5]	8.1x	10.2x	6.3x

	Implied Spot Premiums		
	1-Day	1-Week	1-Month
Implied Premiums [7]	138.5%	139.9%	126.8%

Unaffected Company Trading Metrics	
Price per Share as of 11/20/2012	**$1.74**
1 Month Average	*$1.82*
6 Month Average	*$1.81*
TSM Shares Outstanding [1]	25.144
Equity Value	**$43.8**
Less: Cash [2]	(61.7)
Plus: Debt [3]	18.1
Enterprise Value [4]	**$0.2**

	Actual	Mgmt Projections [6]	
	LTM	2013E	2014E
Revenue	$71.1	$72.1	$89.4
EBITDA [5]	$7.9	$6.2	$10.1
EV / Revenue	0.0x	0.0x	0.0x
EV / EBITDA [5]	0.0x	0.0x	0.0x

Implied Transaction Metrics at Various Prices

	Price / Share	Premium / Unaffected Price	Share Count TSM	Transaction Value (TSM) Equity	Transaction Value (TSM) EV	Ent. Value / Rev. CY2013	Ent. Value / Rev. CY2014	Ent. Value / EBITDA CY2013	Ent. Value / EBITDA CY2014
Unaffected Share Price (11/20/12)	$1.74	0%	25.1	$43.8	$0.2	0.0x	0.0x	0.0x	0.0x
1-Month Average	$1.82	5%	25.2	$45.8	$2.3	0.0x	0.0x	0.4x	0.2x
6-Month Average	$1.81	4%	25.2	$45.5	$1.9	0.0x	0.0x	0.3x	0.2x
1-Year Average	$2.88	66%	25.4	$73.2	$29.6	0.4x	0.3x	4.8x	2.9x
	$4.00	130%	25.7	$102.8	$59.3	0.8x	0.7x	9.6x	5.9x
	$4.15	139%	25.7	$106.8	$63.3	0.9x	0.7x	10.2x	6.3x
	$4.25	144%	25.8	$109.5	$65.9	0.9x	0.7x	10.7x	6.5x
	$4.50	159%	25.8	$116.2	$72.6	1.0x	0.8x	11.8x	7.2x
	$4.75	173%	25.9	$122.9	$79.3	1.1x	0.9x	12.8x	7.9x
	$5.00	187%	25.9	$129.6	$86.0	1.2x	1.0x	13.9x	8.5x

Note: LTM is as of 9/30/2012 per company filings.
(1) Based on the treasury stock method, accounting for basic shares outstanding, stock options and restricted stock units; detail provided by Motion management on 1/31/2013.
(2) Cash as of 9/30/2012 per 10Q for period ending 9/30/2012 filed on 11/14/2012 and includes cash & cash equivalents.
(3) Debt as of 9/30/2012 per 10Q for period ending 9/30/2012 filed on 11/14/2012 and includes debt, minority interest and preferred stock.
(4) Enterprise Value (EV) = Equity Value + Total Debt + Preferred Stock + Minority Interest – Cash & Cash Equivalents.
(5) Motion EBITDA is operating income adjusted for depreciation, amortization, stock-based compensation and other one-time costs.
(6) Revenue & EBITDA projections based on management estimates as of 1/2/2013.
(7) Based on Motion's unaffected price of $1.74 as of 11/20/2012, the date prior to IDG-Accel's November 10th, 2012 proposal being made public.

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